UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934 (Amendment No. __)

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☐       Confidential, For Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐       Definitive Proxy Statement
☐       Definitive Additional Materials
☑       Soliciting Material under Rule 14a-12

Airgas, Inc.
(Name of Registrant as Specified in Its Charter)

Air Products Distribution, Inc.
Air Products and Chemicals, Inc.
(Name of Persons Filing Proxy Statement, if Other than Registrant)

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[Letterhead of Air Products and Chemicals, Inc.]

                                          10 November 2010

Mr. John C. van Roden, Jr.
Chairman
Airgas, Inc.
259 North Radnor-Chester Road
Suite 100
Radnor, PA 19087-5283

Dear John:

You and Peter McCausland requested at our meeting on November 4, 2010 that the substance of our meeting not be used to inspire a “media circus” or a tactical advantage for either party.  We agreed and have made no comment or taken any action beyond the statement agreed to at our meeting.

We now learn that the meeting— and our agreement— was just another tactic.  Airgas recently went to the Delaware Chancery Court under a special request to open the trial record and seek to gain an advantage around the substance of our meeting (copy attached) and then made the meeting a centerpiece of its briefing to the Court.  Airgas’s actions demonstrate that our meeting was a staged event at which no progress whatsoever was sought or made.  Indeed, Mr. McCausland supplied the group with a statement prepared in advance of the meeting that stated, “no further meetings are planned”.  You made it clear at our meeting that Airgas would not accept a penny less than $78 per share, despite Airgas’s private statements to the contrary to select Airgas shareholders and statements at trial in direct conflict with that position.  Let me be clear—Air Products will not under any circumstances pay anywhere near $78 per share for Airgas.

If you were serious about discussions— as opposed to tactics— our agreement would have been respected.  If you were serious about relying on the newly elected Airgas directors for your positions, you would retain independent financial and legal advisors to advise them.

At some point, Airgas shareholders will have their say.  Each Airgas director should be aware that Airgas shareholders who we have heard from do not support Airgas’s line in the sand at $78 nor do they support the continued delay in their ability to act on our offer.  We call on the Airgas board to immediately remove its poison pill and give Airgas shareholders an opportunity to decide for themselves whether they should accept an Air Products offer and receive cash for their shares in 2010.

Very truly yours,

c:	Airgas Board of Directors Robert H. Young, Jr., Esq.

Airgas Motion to Supplement Trial Record

IN THE COURT OF CHANCERY OF THE STATE OF DELAWARE

AIR PRODUCTS AND CHEMICALS, INC.,

Plaintiff,
          v.

AIRGAS, INC., PETER MCCAUSLAND,
JAMES W. HOVEY, PAULA A. SNEED,
DAVID M. STOUT, ELLEN C. WOLF, W.
THACHER BROWN, RICHARD C. ILL,
LEE M. THOMAS AND JOHN C. VAN
RODEN, JR.,

Defendants.
	) ) ) ) ) ) ) ) ) ) ) ) ) ) )	C.A. No. 5249-CC
IN RE AIRGAS INC. SHAREHOLDER LITIGATION	) ) ) )	C.A. No. 5256-CC

SECOND MOTION TO SUPPLEMENT THE RECORD

Defendants Airgas, Inc., Peter McCausland, James W. Hovey, Paula A. Sneed, David M. Stout, Ellen C. Wolf, W. Thacher Brown, Richard C. Ill, Lee M. Thomas, and John C. van Roden (“Defendants”) hereby move to supplement the record in this litigation to include the following:

●	October 29, 2010 letter from Air Products’ Chairman and CEO John E. McGlade to Airgas Chairman, Mr. van Roden (Exhibit A hereto);

●	November 2, 2010 letter from Mr. van Roden on behalf of the Airgas board of directors to Mr. McGlade (Exhibit B);

●	November 2, 2010 letter from Mr. McGlade to Mr. van Roden (Exhibit C);

●
Airgas’ Schedule 14D-9 and Air Products’ Schedule TO filings with the SEC, disclosing a November 3rd phone call and November 4th meeting between Mr. van Roden, Mr. McGlade, and certain senior officers of Airgas and Air Products (Exhibit D and Exhibit E, respectively).

The foregoing communications concern ongoing developments regarding Air Products’ attempt to acquire Airgas, including the agreed upon meeting between principals of Airgas and Air Products to discuss their positions relating to the value of Airgas and the proposed transaction. Accordingly, although dated after the close of trial, the communications are highly relevant to the claims and issues pending before this Court, including plaintiffs’ request that the Court order the Airgas Board to redeem its rights plan.
For completeness of the record, Defendant also submit herewith Air Products’ October 21, 2010 Fourth Quarter 2010 Earnings Conference Call transcript (Exhibit F hereto), its October 26, 2010 news release responding to Airgas’ Second Quarter Earnings Release (Exhibit G), and its October 27, 2010 news release announcing the extension of the tender offer’s expiration until December 3, 2010 (Exhibit H).
Air Products and the Shareholder Plaintiffs have indicated they do not oppose this motion, but reserve the right to respond to the supplemental evidence in their reply briefs and to object to any use of the evidence they believe to be improper. Shareholder Plaintiffs have further indicated that, though not objecting to the motion, they reserve their right to write to the Court concerning the motion.

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WHEREFORE, Defendants respectfully request that their motion be granted and the record be supplemented to include the additional evidence submitted herewith.

POTTER ANDERSON & CORROON LLP
OF COUNSEL:	By:	/s/ Kevin R. Shannon
Kenneth B. Forrest Theodore N. Mirvis Marc Wolinsky Joshua A. Naftalis Jasand Mock Charles D. Cording WACHTELL, LIPTON, ROSEN & KATZ 51 West 52nd Street New York, New York 10019 (212) 403-1000
Donald J. Wolfe, Jr. (No. 285)
Kevin R. Shannon (No. 3137)
Berton W. Ashman, Jr. (No. 4681)
Ryan W. Browning (No. 4989)
Hercules Plaza, 6th Floor
1313 N. Market Street
P.O. Box 951
Wilmington, DE 19899
(302) 984-6000

Attorneys for Defendants
Dated: November 8, 2010
988299

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CERTIFICATE OF SERVICE

I hereby certify that on this 8th day of November, 2010, a copy of the foregoing was served electronically via LexisNexis File & Serve upon the following attorneys of  record:

Kenneth J. Nachbar, Esquire Jon E. Abramczyk, Esquire John P. DiTomo, Esquire Morris Nichols Arsht & Tunnell LLP 1201 North Market Street Wilmington, DE 19801	Pamela S. Tikellis, Esquire Robert J. Kriner, Jr., Esquire A. Zachary Naylor, Esquire CHIMICLES & TIKELLIS LLP 222 Delaware Ave. Wilmington, DE 19899

/s/ Berton W. Ashman, Jr.
Berton W. Ashman, Jr. (No. 4681)

988299